Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS, AMENDMENT OF REVOLVING CREDIT FACILITY AND SALE OF ALASKA FLIGHTSEEING ASSETS

Houston, Texas
March 8, 2018
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income attributable to the Company for its fourth quarter ended December 31, 2017 (“current quarter”) of $61.7 million, or $2.89 per diluted share, on operating revenues of $57.5 million compared to a net loss of $81.4 million, or $3.91 per diluted share, on operating revenues of $61.4 million for the quarter ended September 30, 2017 (“preceding quarter”). The Company reported a net loss attributable to the Company of $28.2 million, or $1.36 per diluted share, for the year ended December 31, 2017 (“current year”) on operating revenues of $231.3 million compared to a net loss of $8.0 million, or $0.39 per diluted share, on operating revenues of $247.2 million for the year ended December 31, 2016 (“prior year”).
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.0 million in the current quarter compared to negative $110.5 million in the preceding quarter. EBITDA adjusted to exclude losses on asset dispositions and special items was $4.7 million in the current quarter compared to $6.7 million in the preceding quarter. Losses on asset dispositions were $0.5 million in the current quarter compared to $0.1 million in the preceding quarter. Special items in the current quarter consisted of $2.0 million in non-cash charges related to the Company's Brazil subsidiary entering the Tax Special Regularization Program (the "PERT" program) and $0.2 million of other non-cash items. Special items in the preceding quarter consisted of $117.0 million in non-cash impairment charges primarily related to the Company's H225 helicopters.
On March 7, 2018, Era Group entered into the fourth amendment to its Amended and Restated Senior Secured Revolving Credit Facility (the “Facility”) that, among other things, extends the termination date to March 31, 2021, reduced the aggregate principal amount of the revolving loan commitments under the Facility from $200.0 million to $125.0 million, revised the definition of EBITDA under the Facility to permit an add-back for ongoing litigation expenses related to the H225 helicopters, and adjusted the interest coverage and senior secured leverage covenants to remain at the June 30, 2017 levels through the extended maturity of the Facility.
On February 23, 2018, the Company sold its flightseeing assets in Alaska, which consisted of eight AS350 single engine helicopters, two operating facilities, and related property and equipment for cash proceeds of $10.0 million. As a result, the Company will not conduct flightseeing operations in 2018.
“We are pleased by the support from our bank group to secure the extension of our revolving credit facility for two additional years,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “This amendment provides the Company with enhanced operational and strategic flexibility and facilitates the full and continued pursuit of ongoing litigation related to the H225 helicopters. In addition, we are pleased with the value received for our flightseeing assets in Alaska, and we believe Era's shareholders will benefit from alternative deployment of this capital.”
“Despite the pressures of the prolonged downturn in the offshore oil and gas market, Era generated positive operating cash flow for the 23rd consecutive quarter. Profitability in the fourth quarter was adversely impacted by $0.8 million of expenses to prepare helicopters for new customer contracts, and $2.1 million of non-routine professional services fees). We continue to see momentum in the recovery of offshore activity amongst our customer base, as evidenced by the 10% year-over-year improvement in fourth quarter revenues in our oil and gas service line.”
Sequential Quarter Results
Operating revenues were $3.9 million lower in the current quarter compared to the preceding quarter primarily due to seasonal factors, as flightseeing and firefighting activities ended and there were fewer flight hours in light helicopters servicing oil and gas activities. These decreases were partially offset by higher dry-leasing revenues primarily due to increased maintenance support charges and lease return charges.
Operating expenses were $0.4 million higher primarily due to accounting for the PERT program in Brazil, which increased operating expenses by $2.0 million in the current quarter. This increase was partially offset by decreases in personnel expenses of $0.9 million primarily due to lower costs in Brazil, repairs and maintenance expenses of $0.3 million primarily due to fewer flight hours, and insurance costs of $0.4 million primarily due to the recognition of a good experience credit in the current quarter.
Administrative and general expenses were comparable to the preceding quarter.
Depreciation expense was $2.0 million lower due to a decrease in depreciation on the Company’s H225 helicopters following their impairment in the preceding quarter.
Interest expense was $1.0 million higher due to additional accrued interest related to Brazil taxes.
Income tax benefit was $29.4 million higher primarily due to the impact of changes in U.S. tax legislation.
Calendar Quarter Results
Operating revenues in the current quarter were $1.2 million higher compared to the quarter ended December 31, 2016 (“prior year quarter”) primarily due to higher utilization of medium and heavy helicopters servicing oil and gas activities. These increases were partially offset by lower emergency response revenues due to the end of air medical contracts and fewer search and rescue subscribers.
Operating expenses were $6.6 million higher primarily due to increased repairs and maintenance expenses and the accounting for PERT in the current quarter. The increased repairs and maintenances expenses were primarily due to the timing of repairs, namely engine overhaul expenses, and the absence of the benefit from credits recognized in the prior year quarter. These increases were partially offset by lower personnel costs primarily due to headcount reductions.
Administrative and general expenses were $1.5 million higher primarily due to an increase in professional services fees, partially offset by a decrease in personnel expenses due to a reduction in headcount.
Depreciation expense was $1.2 million lower due to a decrease in depreciation on the Company’s H225 helicopters following their impairment, partially offset by new heavy helicopters placed in service since the prior year quarter.
Losses on asset dispositions were $0.5 million in the current quarter compared to gains on asset dispositions of $0.8 million in the prior year quarter.
Income tax benefit was $73.4 million higher primarily due to the impact of changes in U.S. tax legislation.
Full Year Results
Operating revenues were $15.9 million lower in the current year primarily due to a reduction in emergency response services and lower utilization of light helicopters servicing oil and gas activities. These decreases were partially offset by higher utilization of medium and heavy helicopters servicing oil and gas activities and higher dry-leasing revenues due to lease return charges on helicopters returned to the Company upon the conclusion of dry-leasing contracts.
Operating expenses were $2.4 million lower primarily due to a reduction in headcount, lower insurance premiums and reduced activity. These decreases were partially offset by higher repairs and maintenance expenses primarily due to the timing of repairs and the absence of the benefit from credits recognized in the prior year.
Administrative and general expenses were $5.9 million higher primarily due to increases in professional services fees.
Depreciation expense was $3.6 million lower in the current year primarily due to certain assets becoming fully depreciated, asset dispositions subsequent to the prior year and lower depreciation on the Company’s H225 helicopters following their impairment during the current year, partially offset by new heavy helicopters placed in service.

During the current year, the Company disposed of a hangar in Alaska, three helicopters, capital parts and other assets for total proceeds of $9.4 million, resulting in net gains of $4.5 million. During the prior year, the Company sold or otherwise disposed of two hangars in Alaska, nine helicopters and related equipment for total proceeds of $28.6 million, resulting in gains of $4.8 million.
The Company recorded a loss on impairment of $117.0 million in the current year related to a decline in the value of its H225 helicopters.
Income tax benefit was $119.3 million higher in the current year due to the impact of changes in U.S. tax legislation and the impairment of the Company's H225 helicopters, capital parts and inventory during the current year.
Net loss attributable to the Company was $28.2 million in the current year compared to $8.0 million in the prior year.  During the prior year, the Company and its partner in its Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”), each contributed notes payable to them by Aeróleo as a contribution of additional capital into Aeróleo.  As a result of this transaction, the Company reduced total debt by the $6.3 million of notes that were contributed by its partner in Aeróleo and recorded a $6.3 million loss attributable to noncontrolling interest in subsidiary, which increased net income attributable to the Company by the same amount.
Liquidity
As of December 31, 2017, the Company had $13.6 million in cash balances, $3.3 million in escrow deposits and $75.8 million of remaining availability under the Facility for total liquidity of $92.6 million. As of December 31, 2017, the Company’s senior secured leverage ratio, as then defined in the Facility, was 1.6x, and the Company’s interest coverage ratio, as then defined in the Facility, was 2.0x.
After giving effect to the amendment of the Facility in March 2018, remaining availability under the Facility as of year-end would have been $83.7 million for total liquidity of $100.6 million. As amended, the Company’s senior secured leverage ratio, as now defined in the Facility, was 1.4x compared to the current covenant requirement of not more than 3.25x, and the Company’s interest coverage ratio, as now defined in the Facility, was 2.4x compared to the current covenant requirement of not less than 1.75x.
Fleet Update and Capital Commitments
In January 2018, we made a final progress payment of $2.8 million and took delivery of our fourth S92 heavy helicopter.
Our unfunded capital commitments as of March 5, 2018 consisted primarily of orders for helicopters and totaled $85.9 million. We may terminate all of our capital commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $2.2 million.
Included in these capital commitments are agreements to purchase three AW189 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered in 2018 and 2019. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters. If these options are exercised, the helicopters would be delivered in 2019 and 2020.
U.S. Tax Reform

The 2017 Tax Cuts and Jobs Act (the "Tax Act") was enacted into law, and the new legislation contains several key tax provisions that affected the Company, including a one-time mandatory transition tax on accumulated foreign earnings and profits and a reduction of the corporate income tax rate from 35% to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax and revaluing our U.S. deferred tax assets and liabilities at the new effective rate. In December 2017, the SEC staff issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which allows the Company to record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, the Company considers the accounting of the transition tax, deferred tax revalues, and other items to be incomplete due to the forthcoming guidance and the Company's ongoing analysis of final year-end data and tax positions. The Company expects to complete its analysis within the measurement period in accordance with SAB 118. In the fourth quarter of 2017, the Company recorded an approximate $70.0 million non-cash adjustment to its outstanding deferred tax liabilities.
PERT Program

The PERT program allows for the partial settlement of certain debts, both income tax debts and non-income-based tax debts, due by April 30, 2017 to Brazil’s Federal Revenue Service with the use of tax credits, including income tax loss carryforwards. In conjunction with Aeroleo entering the PERT program in the current quarter, the Company recorded a $2.0 million increase in operating expense offset by a net impact of $3.5 million of income tax benefit attributable to the accrual of new income tax expense and the reversal of valuation allowances against certain tax assets related to income tax loss carryforwards that were utilized under the PERT program.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on March 9, 2018 to review the results for the fourth quarter and full year ended December 31, 2017. The conference call can be accessed as follows:
All callers will need to reference the access code 1903815
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 289-0438
Outside the U.S.: Operator Assisted International Dial-In Number: (323) 994-2083
Replay
A telephone replay will be available through March 23, 2018 and may be accessed by calling (800) 289-0438 for domestic callers or (323) 994-2083 for international callers using the replay passcode 1903815. An audio replay will also be available on the Company’s website at www.erahelicopters.com shortly after the call and will be accessible through March 23, 2018. The accompanying investor presentation will be available on Friday, March 9, 2018 on Era’s website at www.erahelicopters.com.
About Era Group
Era is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era also provides helicopters and related services to customers and third-party helicopter operators in other countries, including Argentina, Brazil, Colombia, the Dominican Republic, India and Suriname. Era’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations. In addition, Era’s helicopters are used to perform emergency response services, firefighting, utility, VIP transport and other services.  Era also provides a variety of operating lease solutions and technical fleet support to third party operators.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a limited number of customers and the reduction of its customer base resulting from bankruptcies or consolidation; risks that the Company’s customers reduce or cancel contracted services or tender processes or obtain comparable services through other forms of transportation; dependence on U.S. government agency contracts that are subject to budget appropriations; cost savings initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record and level of reliability; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the impact of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely on the Company’s business, including its operations and ability to service customers, results of operations or financial condition and/or the market value of the affected helicopter(s); the Company’s ability to successfully expand into other geographic and aviation service markets; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s asset values and cost to purchase helicopters, spare parts and related services; risks related to investing in new lines of aviation service without realizing the expected benefits; risks of engaging in competitive processes or expending significant resources for strategic opportunities, with no guaranty of recoupment; the Company’s reliance on a small number of helicopter manufacturers and suppliers; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of used helicopters and parts; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; adverse weather conditions and seasonality; risks associated with the Company’s debt structure; the Company’s counterparty credit risk exposure; the impact of operational and financial difficulties of the Company’s joint ventures and partners and the risks associated with identifying and securing joint venture partners when needed; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; significant increases in fuel costs; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in “Item 9A. Controls and Procedures” of its Annual Report on Form 10-K for the year ended December 31, 2016; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2017, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Jennifer Whalen at (713) 369-4636 or visit Era Group’s website at www.erahelicopters.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)
Operating revenues	$57,531	$56,289	$231,321	$247,228
Costs and expenses:
Operating	44,367	37,789	167,446	169,863
Administrative and general	10,881	9,335	42,092	36,206
Depreciation and amortization	10,101	11,339	45,736	49,315
Total costs and expenses	65,349	58,463	255,274	255,384
Gains (losses) on asset dispositions, net	(541)	753	4,507	4,787
Loss on impairment	—	—	(117,018)	—
Operating income (loss)	(8,359)	(1,421)	(136,464)	(3,369)
Other income (expense):
Interest income	119	(429)	760	741
Interest expense	(5,143)	(4,444)	(16,763)	(17,325)
Foreign currency gains (losses), net	(130)	(570)	(226)	7
Gain on debt extinguishment	—	—	—	518
Other, net	17	6	(12)	69
Total other income (expense)	(5,137)	(5,437)	(16,241)	(15,990)
Income (loss) before income tax expense and equity earnings	(13,496)	(6,858)	(152,705)	(19,359)
Income tax expense (benefit), net	(74,599)	(1,180)	(122,665)	(3,357)
Income (loss) before equity earnings	61,103	(5,678)	(30,040)	(16,002)
Equity earnings, net of tax	356	30	1,425	1,092
Net income (loss)	61,459	(5,648)	(28,615)	(14,910)
Net income (loss) attributable to non-controlling interest in subsidiary	235	110	454	6,932
Net income (loss) attributable to Era Group Inc.	$61,694	$(5,538)	$(28,161)	$(7,978)

Basic earnings (loss) per common share	$2.89	$(0.27)	$(1.36)	$(0.39)
Diluted earnings (loss) per common share	$2.89	$(0.27)	$(1.36)	$(0.39)

Weighted average common shares outstanding, basic	20,893,600	20,433,155	20,760,530	20,350,066
Weighted average common shares outstanding, diluted	20,905,020	20,433,155	20,760,530	20,350,066

EBITDA	$1,985	$9,384	$(89,541)	$47,632
Adjusted EBITDA	$4,168	$9,384	$30,275	$47,114
Adjusted EBITDA excluding Gains	$4,709	$8,631	$25,768	$42,327

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Operating revenues	$57,531	$61,385	$57,878	$54,527	$56,289
Costs and expenses:
Operating	44,367	43,987	41,335	37,757	37,789
Administrative and general	10,881	10,928	9,902	10,381	9,335
Depreciation and amortization	10,101	12,103	11,978	11,554	11,339
Total costs and expenses	65,349	67,018	63,215	59,692	58,463
Gains (losses) on asset dispositions, net	(541)	(122)	5,061	109	753
Loss on impairment	—	(117,018)	—	—	—
Operating income (loss)	(8,359)	(122,773)	(276)	(5,056)	(1,421)
Other income (expense):
Interest income	119	206	185	250	(429)
Interest expense	(5,143)	(4,097)	(3,934)	(3,589)	(4,444)
Foreign currency gains (losses), net	(130)	12	(136)	28	(570)
Gains (losses) on debt extinguishment	—	—	518	—	—
Other, net	17	(33)	(8)	12	6
Total other income (expense)	(5,137)	(3,912)	(3,893)	(3,299)	(5,437)
Income (loss) before income tax expense and equity earnings	(13,496)	(126,685)	(4,169)	(8,355)	(6,858)
Income tax expense (benefit)	(74,599)	(45,237)	(726)	(2,103)	(1,180)
Income (loss) before equity earnings	61,103	(81,448)	(3,443)	(6,252)	(5,678)
Equity earnings, net of tax	356	233	371	465	30
Net income (loss)	61,459	(81,215)	(3,072)	(5,787)	(5,648)
Net income (loss) attributable to non-controlling interest in subsidiary	235	(233)	285	167	110
Net income (loss) attributable to Era Group Inc.	$61,694	$(81,448)	$(2,787)	$(5,620)	$(5,538)

Basic earnings (loss) per common share	$2.89	$(3.91)	$(0.13)	$(0.27)	$(0.27)
Diluted earnings (loss) per common share	$2.89	$(3.91)	$(0.13)	$(0.27)	$(0.27)

Weighted average common shares outstanding, basic	20,893,600	20,844,376	20,789,537	20,509,463	20,433,155
Weighted average common shares outstanding, diluted	20,905,020	20,844,376	20,789,537	20,509,463	20,433,155

EBITDA	$1,985	$(110,458)	$11,929	$7,003	$9,384
Adjusted EBITDA	$4,168	$6,560	$12,544	$7,003	$9,384
Adjusted EBITDA excluding Gains	$4,709	$6,682	$7,483	$6,894	$8,631

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Oil and gas:(1)
U.S.	$35,075	$36,578	$32,081	$30,341	$31,709
International	16,163	16,764	14,284	17,167	14,881
Total oil and gas	51,238	53,342	46,365	47,508	46,590
Dry-leasing	3,606	2,558	6,606	3,279	3,719
Emergency response (2)	2,687	2,550	2,771	3,740	5,980
Flightseeing	—	2,935	2,136	—	—
	$57,531	$61,385	$57,878	$54,527	$56,289

FLIGHT HOURS BY LINE OF SERVICE (3) (unaudited)

	Three Months Ended
	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Oil and gas:(1)
U.S.	5,967	6,732	5,693	5,219	6,294
International	2,218	2,754	2,205	2,636	2,477
Total oil and gas	8,185	9,486	7,898	7,855	8,771
Emergency Response (2)	110	90	131	481	885
Flightseeing	—	906	673	—	—
	8,295	10,482	8,702	8,336	9,656
____________________

(1)	Primarily oil and gas activities, but also includes revenues and flight hours from utility services such as firefighting and VIP transport.

(2)	Includes revenues and flight hours from SAR and air medical services.

(3)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
ASSETS		(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents	$13,583	$26,896	$28,878	$26,339	$26,950
Receivables:
Trade, net of allowance for doubtful accounts	38,964	38,608	32,824	34,840	32,470
Tax receivables	2,829	2,811	3,000	3,166	3,461
Other	1,623	2,486	3,172	2,396	2,716
Inventories, net	21,112	21,985	24,296	25,232	25,417
Prepaid expenses	1,203	2,439	2,518	2,535	1,579
Other current assets	3,250	—	—	3,779	3,777
Total current assets	82,564	95,225	94,688	98,287	96,370
Property and equipment	972,942	983,798	1,164,048	1,154,835	1,154,028
Accumulated depreciation	(299,028)	(299,294)	(353,830)	(343,659)	(332,219)
Net property and equipment	673,914	684,504	810,218	811,176	821,809
Equity investments and advances	30,056	29,894	29,852	29,727	29,266
Intangible assets	1,122	1,126	1,129	1,133	1,137
Other assets	4,441	5,021	5,593	6,096	6,591
Total assets	$792,097	$815,770	$941,480	$946,419	$955,173

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$16,421	$15,326	$12,884	$9,032	$8,876
Accrued wages and benefits	8,264	8,350	8,708	6,881	8,507
Accrued interest	606	3,325	527	3,365	529
Accrued income taxes	28	38	291	689	666
Current portion of long-term debt	2,736	2,098	1,145	1,447	2,139
Accrued other taxes	1,810	1,288	1,334	1,189	1,447
Accrued contingencies	859	2,191	2,161	2,199	1,237
Other current liabilities	1,720	2,406	2,590	2,846	2,222
Total current liabilities	32,444	35,022	29,640	27,648	25,623
Long-term debt	202,174	215,025	221,354	225,946	230,139
Deferred income taxes	106,598	177,704	222,724	223,442	225,472
Deferred gains and other liabilities	1,434	1,069	944	924	1,301
Total liabilities	342,650	428,820	474,662	477,960	482,535

Redeemable noncontrolling interest	3,766	4,002	3,769	4,054	4,221
Equity:
Era Group Inc. stockholders’ equity:
Common stock	215	215	215	215	211
Additional paid-in capital	443,944	442,948	441,595	440,164	438,489
Retained earnings	4,363	(57,331)	24,117	26,904	32,524
Treasury shares, at cost	(2,951)	(2,974)	(2,968)	(2,968)	(2,899)
Accumulated other comprehensive income (loss), net of tax	110	90	90	90	92
Total equity	445,681	382,948	463,049	464,405	468,417
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$792,097	$815,770	$941,480	$946,419	$955,173

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain non-recurring items that occur during the reported period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA further adjusted to exclude gains on dispositions (in thousands).

	Three Months Ended					Year Ended
	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
Net Income	$61,459	$(81,215)	$(3,072)	$(5,787)	$(5,648)	$(28,615)	$(14,910)
Depreciation and amortization	10,101	12,103	11,978	11,554	11,339	45,736	49,315
Interest income	(119)	(206)	(185)	(250)	429	(760)	(741)
Interest expense	5,143	4,097	3,934	3,589	4,444	16,763	17,325
Income tax benefit	(74,599)	(45,237)	(726)	(2,103)	(1,180)	(122,665)	(3,357)
EBITDA	$1,985	$(110,458)	$11,929	$7,003	$9,384	$(89,541)	$47,632
Special items (1)	2,183	117,018	615	—	—	119,816	(518)
Adjusted EBITDA	$4,168	$6,560	$12,544	$7,003	$9,384	$30,275	$47,114
Gains on asset dispositions, net (“Gains”)	541	122	(5,061)	(109)	(753)	(4,507)	(4,787)
Adjusted EBITDA excluding Gains	$4,709	$6,682	$7,483	$6,894	$8,631	$25,768	$42,327
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(1)	Special items include the following:

•	In the three months ended December 31, 2017, $2.0 million in non-cash charges related to our Brazil subsidiary entering the PERT program and $0.2 million of other non-cash items.

•	In the three months ended September 30, 2017, non-cash impairment charges of $117.0 million primarily related to the impairment of the Company’s H225 model helicopters;

•	In the three months ended June 30, 2017, $0.6 million of severance-related expenses due to changes in senior management; and

•	In the year ended December 31, 2016, a gain of $0.5 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a trailing four-quarter basis. The interest coverage ratio is a trailing four-quarter quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The senior secured leverage ratio is calculated by dividing (i) the sum of total secured debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The senior secured leverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. EBITDA is calculated under the Facility differently than as presented elsewhere in this release.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016
Heavy:
H225	9	9	9	9	9
S92	3	3	3	2	2
AW189	4	4	4	2	2
	16	16	16	13	13

Medium:
AW139	36	36	36	36	36
S76 C+/C++	5	5	5	5	6
B212	6	6	6	7	7
	47	47	47	48	49

Light—twin engine:
A109	7	7	7	7	7
EC135	15	15	15	15	16
EC145	2	3	3	4	5
BK117	2	2	2	2	2
BO105	3	3	3	3	3
	29	30	30	31	33

Light—single engine:
A119	14	14	14	14	14
AS350	26	26	26	27	27
	40	40	40	41	41
Total Helicopters	132	133	133	133	136
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(1)	Includes all owned, joint ventured, leased-in and managed helicopters but excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.